Exhibit 99.1

NEWS RELEASE

APi Group Announces Closing of Previously Announced Financing Transactions

2026-05-15

NEW BRIGHTON, Minn.—(BUSINESS WIRE)— APi Group Corporation (NYSE: APG) (“APi” or the “Company”) today announced the closing of two previously announced financing transactions: a private offering of $500 million in aggregate principal amount of 5.75% senior notes due 2034, and an amendment to the Company’s existing credit agreement (the “Amendment”), which extends the maturity of the Company’s Term Loan B facility to 2033 and upsizes and extends the Company’s revolving credit facility to $1.0 billion, maturing in 2031.

The Notes were offered in a private offering solely to parties reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. This release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About APi:

APi is a global, market-leading business services provider of fire and life safety, security, elevator and escalator, and specialty services with a substantial recurring revenue base and over 500 locations worldwide. APi provides statutorily mandated and other contracted services to a strong base of long-standing customers across industries. APi has a winning leadership culture driven by entrepreneurial business leaders delivering innovative solutions for customers. More information can be found at www.apigroupinc.com.

Investor Relations and Media Inquiries:

Adam Walters

Senior Director of Investor Relations

Tel: +1 920-419-5432

Email: investorrelations@apigroupinc.us

Source: APi Group Corporation

1